Exhibit 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600

Media: Blake Lewis Lewis Public Relations 214-269-2093 Ruth Sheetrit SMG Public Relations 011-972-547-555551
ALON CLOSES ACQUISITION OF
PARAMOUNT PETROLEUM CORPORATION
DALLAS, TX — August 7, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that it has closed on its acquisition of Paramount Petroleum Corporation (“Paramount”) with an effective date of July 31, 2006. The purchase price was approximately $314 million in cash and approximately $150 million in assumed net debt with excess working capital of $50 million.
“We are very happy to expand our refining capacity with the acquisition of Paramount. We have added 66,000 barrels per day (bpd) of heavy crude west coast refining capacity and 7 asphalt terminals to our company,” said Jeff Morris, Alon’s President and CEO. “Paramount’s refinery in the Los Angeles area has recently been upgraded to produce Carb Diesel and Carbob Gasoline. We believe our fuels experience and operational capabilities will provide Alon with significant future growth opportunities.”
The Paramount transaction includes:
*	Paramount’s 54,000 bpd refinery in Paramount, CA;

*	Paramount’s 12,000 bpd heavy crude refinery in Portland, OR;

*	Paramount’s seven asphalt terminals located in Seattle, WA, Elk Grove and Mojave, CA, Fernley, NV, Phoenix, Fredonia, and Flagstaff, AZ;

*	Paramount’s 50% interest in Wright Asphalt Products Company, which specializes in patented tire rubber modified asphalt products that are provided in six terminals.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and Western regions of the United States. The Company owns and operates three sophisticated sour and heavy crude oil refineries in Texas, California and Oregon, with crude oil throughput capacity of 136,000 barrels per day. Alon USA markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. The Company also operates more than 200 convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Alon’s business and operations involve numerous risks and uncertainties, many of which are beyond Alon’s control, which could result in Alon’s expectations not being realized or otherwise materially affect Alon’s financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in Alon’s filings with the Securities and Exchange Commission.
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